Exhibit 3.2
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIDYNE, INC.
               Replidyne, Inc. hereby certifies as follows:
     ONE: The name of this corporation is Replidyne, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 6, 2000. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 17, 2005.
     TWO: The Restated Certificate of Incorporation shall be amended as follows:
          Section A.1. of Article 5 shall be amended in its entirety to read as follows:
          “The Corporation shall not, directly or indirectly, through a subsidiary or otherwise, without the affirmative approval of the holders of shares representing a majority of the voting power of the Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.5(a) of Article 3 hereof), acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of such Preferred Stock, in the manner provided in the By-laws of the Corporation and, subject to the provisions of Section A.5(b) of Article 3 hereof, increase the size of the Board to consist in excess of eight (8) persons, six of whom shall be Preferred Directors, as defined in Section A.5(b)(i) of Article 3 hereof. Unless and except to the extent that the By-laws of the Corporation otherwise require, the election of directors of the Corporation need not be by written ballot.”
     THREE: The foregoing Certificate of Amendment has been duly adopted by the directors and stockholders of the corporation for their approval in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.
[Signature Page Follows]

     IN WITNESS WHEREOF, Replidyne, Inc. has caused this Certificate of Amendment to be signed by its duly authorized President this 8th day of March, 2006.

Replidyne, Inc.

By:	/s/ Kenneth J. Collins

Kenneth J. Collins, President

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